EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements No. 33-6736-NY, 333-41483 and 333-87575 of Edison Control Corporation on Form S-8 of our report dated March 31, 2000, incorporated by reference in the Annual Report on Form 10-K of Edison Control Corporation for the year ended January 31, 2000.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Milwaukee, Wisconsin
April 12, 2000